Filed Pursuant to Rule 424(b)(2) Registration No. 333-171806
Pricing Supplement No. W60 (to Prospectus and Prospectus Supplement each dated January 28, 2011)
Royal Bank of Canada $420,000
Upside Participation Equity Linked Notes (Averaging) Linked to a Basket Consisting of the Dow Jones Industrial AverageSM, the
SPDR® S&P Midcap 400® ETF Trust and the iShares® Russell 2000 Index Fund, due March 4, 2020

The securities described in this pricing supplement are issued by Royal Bank of Canada (Royal Bank of Canada or the Issuer), and are Senior Global Medium-Term Notes, Series E of the Issuer, as described in the prospectus supplement and prospectus, each dated January 28, 2011.

Agent:	Wells Fargo Securities, LLC. The agent may make sales through its affiliates or selling agents.
Principal Amount:	Each security will have a principal amount of $1,000.
Valuation Dates:	Quarterly, on the 26th of each February, May, August and November, commencing on May 26, 2013 and ending on February 26, 2020, each subject to postponement as described below.
Maturity Date:	March 4, 2020, subject to postponement as described below.
Pricing Date:	February 28, 2013
Original Issue Date:	March 5, 2013
Interest:	We will not pay you interest during the term of the securities.
Underlying Basket:
The return on the securities, if any, is linked to a basket (the Basket) consisting of the following equity index and two exchange traded funds (the basket components): the Dow Jones Industrial AverageSM (60%) (Bloomberg symbol: INDU); the SPDR® S&P Midcap 400® ETF Trust (20%) (Bloomberg symbol: MDY); and the iShares® Russell 2000 Index Fund (20%) (Bloomberg symbol: IWM), determined as described below.

Payment at Maturity:
The amount you receive at maturity will depend upon the performance of the Basket from the initial basket level to the final average basket level.  The performance of the Basket will reflect the weighted performance of the basket components, as measured from each basket component’s closing level on the pricing date to the average of its closing levels on the twenty-eight quarterly valuation dates occurring over the term of the securities.

If the final average basket level is greater than the initial basket level, the maturity payment amount per security will equal:

$1,000 + ($1,000 x	final average basket level – initial basket level	x Participation Rate)
initial basket level
If the final average basket level is less than or equal to the initial basket level, the maturity payment amount per security will equal the issue price of $1,000.
Therefore, subject to our credit risk, you will receive at least your principal amount at maturity. However, you may not receive more than your principal amount at maturity.
Participation Rate:	100%
Initial Basket Level:	100
Final Average Basket Level:
The final average basket level will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of (A) 60% of the average component return of the Dow Jones Industrial AverageSM; (B) 20% of the average component return of the SPDR® S&P Midcap 400® ETF Trust; and (C) 20% of the average component return of the iShares® Russell 2000 Index Fund.

Average Component Return:	The average component return of each basket component will be equal to:
average component level – initial component level
initial component level
where,

•      the initial component level is 14,054.49 for the Dow Jones Industrial AverageSM, 200.51 for the SPDR® S&P Midcap 400® ETF Trust and 90.46 for the iShares® Russell 2000 Index Fund, which is the closing level on the pricing date of the applicable basket component, and

• the average component level will be the arithmetic average of the closing levels of the basket component on the twenty-eight quarterly valuation dates.
Listing:	The securities will not be listed on any securities exchange.
CUSIP Number:	78008SYV2
The securities will be debt obligations of Royal Bank of Canada, and payments on the securities are subject to Royal Bank of Canada’s credit risk. No other company or entity will be responsible for payments under the securities or liable to holders of the securities in the event Royal Bank of Canada defaults under the securities.  The securities will not be issued by or guaranteed by Wells Fargo Securities, LLC or any of its affiliates.

The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

For a detailed description of the terms of the securities, see “Summary Information” beginning on page PS-2 and “Specific Terms of the Securities” beginning on page PS-18. Defined terms used in this cover page are defined in “Summary Information” and “Specific Terms of the Securities.”

Investing in the securities involves risks. See “Risk Factors” beginning on page PS-13.
	Per Security	Total
Public Offering Price	$1,000.00	$420,000.00
Underwriting Discount and Commission (1)	$15.00	$6,300.00
Proceeds to Royal Bank of Canada	$985.00	$413,700.00
(1) In addition to the underwriting discount and commissions, the public offering price specified above includes structuring and development costs received by Wells Fargo Securities, LLC. The underwriting discount and commission and the structuring and development costs total $26.50 per $1,000 principal amount of the securities.  See “Use of Proceeds and Hedging” and “Supplemental Plan of Distribution” in this pricing supplement for further information regarding how we may hedge our obligations under the securities.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the securities or passed upon the adequacy or accuracy of this pricing supplement.  Any representation to the contrary is a criminal offense.

Wells Fargo Securities
The date of this pricing supplement is February 28, 2013

SUMMARY INFORMATION

This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of securities. This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the Upside Participation Equity Linked Notes (Averaging) Linked to a Basket Consisting of the Dow Jones Industrial AverageSM, the SPDR® S&P Midcap 400® ETF Trust and the iShares® Russell 2000 Index Fund, due March 4, 2020 (the securities). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the securities and the tax and other considerations relating to the securities. You should carefully review the section “Risk Factors” in this pricing supplement and the accompanying prospectus supplement and prospectus, which highlight certain risks associated with an investment in the securities, to determine whether an investment in the securities is appropriate for you.

Unless otherwise mentioned or unless the context requires otherwise, all references in this pricing supplement to “Royal Bank of Canada”, “we”, “us” and “our” or similar references mean Royal Bank of Canada. Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.

What are the securities?

The securities offered by this pricing supplement will be issued by Royal Bank of Canada and will mature on March 4, 2020. The return on the securities, if any, will be linked to a basket (the Basket) consisting of the Dow Jones Industrial AverageSM, the SPDR® S&P Midcap 400® ETF Trust and the iShares® Russell 2000 Index Fund (the basket components). The securities will not bear interest and no other payments will be made until maturity.  You may not receive any return on your investment in the securities.

As discussed in the accompanying prospectus supplement, the securities are debt securities and are part of a series of debt securities entitled “Senior Global Medium-Term Notes, Series E” that Royal Bank of Canada may issue from time to time. The securities will rank equally with all other unsecured and unsubordinated debt of Royal Bank of Canada. For more details, see “Specific Terms of the Securities” beginning on page PS-18.

Each security will have a principal amount of $1,000. Each security will be offered at an initial public offering price of $1,000. To the extent a market for the securities exists, you may transfer only whole securities. Royal Bank of Canada will issue the securities in the form of a master global certificate, which is held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the securities.

What is the Basket?

The Basket is comprised of the following three basket components:

•	Dow Jones Industrial AverageSM (60%), an equity index that is widely used as an indicator of the pattern of the price movement of U.S. equities (the DJIA).

•
SPDR® S&P Midcap 400® ETF Trust (20%), an exchange traded fund that seeks to track the the S&P MidCap 400® Index (an equity index that is designed to reflect the performance of the mid-capitalization segment of the U.S. equity market) (the MDY).

•
iShares® Russell 2000 Index Fund (20%), an exchange traded fund that seeks to track the Russell 2000® Index (an equity index that is designed to reflect the performance of the small capitalization segment of the U.S. equity market) (the IWM, and together with the MDY, the ETFs).

You should be aware that an investment in the securities is not equivalent to an investment in the basket components and does not entitle you to any ownership interest in any ETF or in the common stocks included in the basket components.  For more information about the basket components, see “The Dow Jones Industrial AverageSM”, “SPDR® S&P Midcap 400® ETF Trust” and “iShares® Russell 2000 Index Fund” in this pricing supplement.

At maturity, will the securities pay at least their principal amount?

Yes. Subject to our credit risk, the amount you will receive at maturity will be equal to at least the principal amount of the securities.

What will I receive upon maturity of the securities?

At maturity, for each security you own, you will receive a cash payment equal to the maturity payment amount. The maturity payment amount to which you will be entitled will depend on the performance of the Basket from the initial basket level to the final average basket level.  The performance of the Basket will reflect the weighted performance of the basket components, as measured from each basket component’s closing level on the pricing date to the average of its closing levels on the twenty-eight quarterly valuation dates occurring over the term of the securities.

The maturity payment amount for each security will be determined by the calculation agent as described below:

•	If the final average basket level is greater than the initial basket level, the maturity payment amount per security will equal:

$1,000 + ($1,000 x	final average basket level – initial basket level	x Participation Rate)
initial basket level

•	If the final average basket level is less than or equal to the initial basket level, the maturity payment amount per security will equal the issue price of $1,000.

If the final average basket level is less than or equal to the initial basket level, you will not receive any return on your investment in the securities.

The Participation Rate is 100%.

The initial basket level is 100.

The final average basket level will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of (A) 60% of the average component return of the DJIA; (B) 20% of the average component return of the MDY; and (C) 20% of the average component return of the IWM.

The average component return of each basket component will be equal to:

average component level – initial component level
initial component level
where,

•
the initial component level is 14,054.49 for the Dow Jones Industrial AverageSM, 200.51 for the SPDR® S&P Midcap 400® ETF Trust and 90.46 for iShares® Russell 2000 Index Fund, which is the closing level on the pricing date of the applicable basket component; and

•
the average component level of each basket component will be determined by the calculation agent and will be the arithmetic average of the closing levels of the basket component on the twenty-eight quarterly valuation dates.

The quarterly valuation dates will be on the 26th of each February, May, August and November, commencing on May 26, 2013 and ending on February 26, 2020. However, if any scheduled valuation date occurs on a day that is not a trading day (as defined on page PS-24) for a basket component or on a day on which the calculation agent has determined that a market disruption event (as defined under “Specific Terms of the Securities — Market Disruption Event for the Index” and “Specific Terms of the Securities — Market Disruption Event for a Fund” below) has occurred or is continuing with respect to a basket component, then that valuation date for the affected basket component will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing for the affected basket component; provided that in no event will any valuation date be postponed by more than five trading days. Notwithstanding such a postponement of a valuation date for a particular basket component, the originally scheduled valuation date will remain the valuation date for the other basket component if it is not affected by a non-trading day or a market disruption event.  If the final valuation date for any basket component is postponed, then the maturity date of the securities will be postponed by an equal number of business days.

The closing level of the DJIA on any trading day will equal its official closing level or any successor index (as defined under “Specific Terms of the Securities — Discontinuation of the Index; Adjustments to the Index” below) published by the applicable Sponsor (as defined below) or any successor sponsor at the regular weekday close of trading on that trading day.  The closing level of an ETF will equal its closing price (or the closing price of any successor Fund (as defined under “Specific Terms of the Securities — Discontinuation of a Fund; Adjustments to a Fund” below)) at the regular weekday close of trading on that trading day, as described in greater detail below under “Specific Terms of the Securities — Closing Price of a Fund.” In certain circumstances, the closing price will be based on the alternate calculation of the applicable Fund described under “Specific Terms of the Securities — Discontinuation of the Fund; Adjustments to a Fund” below.

You should understand that the method by which the performance of the Basket is measured (i.e., by the average component levels of the basket components) may result in a lower return on the securities than the actual return on the basket components from the pricing date to a date at or around the maturity date.  This is particularly likely to be the case if (i) the basket components experience relatively consistent appreciation over the term of the securities or (ii) the basket components perform better later in the term of the securities than they do earlier in the term of the securities.  See “Risk Factors — The average component level of each basket component will be based on an average of closing levels of that basket component on valuation dates occurring quarterly over the term of the securities and therefore may be less than its closing level at or around the maturity date.”

Hypothetical Examples

Set forth below are four hypothetical examples of the calculation of the maturity payment amount (the numbers appearing in the examples below have been rounded for ease of analysis) reflecting the participation rate of 100%:

Example 1—The basket components generally appreciate earlier in the term of the securities and depreciate later in the term of the securities, and the maturity payment amount is greater than the issue price:

	Dow Jones Industrial AverageSM	SPDR® S&P Midcap 400® ETF Trust	iShares® Russell 2000 Index Fund
Initial Component Level	14,054.49	200.51	90.46
Hypothetical Average Component Level	14,897.76	220.56	97.70
Hypothetical Average Component Return	6.00%	10.00%	8.00%

Based on the average component returns set forth above, the final average basket level would equal:

100 x [1 + (60% x 6%) + (20% x 10%) + (20% x 8%)] = 107.20

Since the final average basket level is greater than the initial basket level, the maturity payment amount would equal:

$1,000 +	$1,000	x	107.2 – 100	x 100% = $1,072.00
100

This example illustrates a scenario in which the averaging feature results in a greater return at maturity than a return based solely on the closing levels of the basket components on a date near maturity.  In this scenario, the closing levels of the basket components increase early in the term of the securities, remain consistently above their initial component levels for a significant period of time and then decrease to levels below the average component levels near maturity of the securities. Note that, as Example 2 illustrates, there are other scenarios in which the averaging approach would result in a lower return at maturity.

Example 2— The basket components generally depreciate earlier in the term of the securities and appreciate later in the term of the securities, and the maturity payment amount is equal to the issue price:

	Dow Jones Industrial AverageSM	SPDR® S&P Midcap 400® ETF Trust	iShares® Russell 2000 Index Fund
Initial Component Level	14,054.49	200.51	90.46
Hypothetical Average Component Level	13,351.77	192.49	85.03
Hypothetical Average Component Return	-5.00%	-4.00%	-6.00%

Based on the average component returns set forth above, the final average basket level would equal:

100 x [1 + (60% x -5%) + (20% x -4%) + (20% x -6%)] = 95.00

Since the final average basket level is less than the initial basket level, the maturity payment amount would equal $1,000 per security.

This example illustrates a scenario in which the averaging feature results in no return on the securities at maturity, even though the closing levels of the basket components on the final valuation date are significantly greater than their respective closing levels on the pricing date. In this scenario, the closing levels of the basket components decrease early in the term of the securities, remain consistently below the initial component levels for a significant period of time and then increase later in the term of the securities, with levels near maturity of the securities that are greater than the initial and average component levels.

Example 3— The basket components experience relatively consistent appreciation over the term of the securities, and the maturity payment amount is greater than the issue price:

	Dow Jones Industrial AverageSM	SPDR® S&P Midcap 400® ETF Trust	iShares® Russell 2000 Index Fund
Initial Component Level	14,054.49	200.51	90.46
Hypothetical Average Component Level	17,427.57	240.61	113.98
Hypothetical Average Component Return	24.00%	20.00%	26.00%

Based on the average component returns set forth above, the final average basket level would equal:

100 x [1 + (60% x 24%) + (20% x 20%) + (20% x 26%)] = 123.60

Since the final average basket level is greater than the initial basket level, the maturity payment amount would equal:

$1,000 +	$1,000	x	123.60 – 100	x 100% = $1,236.00
100

This example illustrates a scenario in which the averaging feature results in a lower return at maturity than a return based solely on the closing levels of the basket components on a date near maturity.  In this scenario, the closing levels of the basket components steadily increase over the term of the securities.

Example 4—The DJIA generally depreciates and the MDY and the IWM generally appreciate over the term of the securities, and the maturity payment amount is equal to the issue price:

	Dow Jones Industrial AverageSM	SPDR® S&P Midcap 400® ETF Trust	iShares® Russell 2000 Index Fund
Initial Component Level	14,054.49	200.51	90.46
Hypothetical Average Component Level	10,681.41	240.61	104.03
Hypothetical Average Component Return	-24.00%	20.00%	15.00%

Based on the average component returns set forth above, the final average basket level would equal:

100 x [1 + (60% x -24%) + (20% x 20%) + (20% x 15%)] = 92.60

Since the final average basket level is less than the initial basket level, the maturity payment amount would equal $1,000 per security.

In this example, the closing level of the DJIA generally decreases over the term of the securities, and the closing level of the MDY and the IWM generally increases over the term of the securities.  This scenario illustrates the offsetting effect that the performance of one basket component may have on the other.  In this case, even though DJIA and the MDY and the IWM experience significant appreciation, you would receive no return on the securities at maturity.

To the extent that the average component returns and final average basket level differ from the values assumed above, the results indicated above would be different.

Hypothetical Returns

The following table is based on the participation rate of 100% and a range of hypothetical final average basket levels and illustrates:

•	the percentage change from the initial basket level to the hypothetical final average basket level;

•	the hypothetical maturity payment amount per security; and

•	the hypothetical total rate of return to beneficial owners of the securities.

The figures below are rounded for ease of analysis and are for purposes of illustration only. The actual maturity payment amount will depend on the actual final average basket level as determined by the calculation agent as described in this pricing supplement.

Hypothetical Final Average Basket Level	Percentage Change from the Initial Basket Level to the Hypothetical Final Average Basket Level	Hypothetical Maturity Payment Amount per Security	Hypothetical Total Rate of Return on the Securities
50.00	-50.00%	$1,000.00(1)	0.000%
55.00	-45.00%	$1,000.00	0.000%
60.00	-40.00%	$1,000.00	0.000%
65.00	-35.00%	$1,000.00	0.000%
70.00	-30.00%	$1,000.00	0.000%
75.00	-25.00%	$1,000.00	0.000%
80.00	-20.00%	$1,000.00	0.000%
85.00	-15.00%	$1,000.00	0.000%
90.00	-10.00%	$1,000.00	0.000%
92.50	-7.50%	$1,000.00	0.000%
95.00	-5.00%	$1,000.00	0.000%
97.50	-2.50%	$1,000.00	0.000%
100.00(2)	0.00%	$1,000.00	0.000%
105.00	5.00%	$1,050.00	5.000%
107.50	7.50%	$1,075.00	7.500%
110.00	10.00%	$1,100.00	10.000%
112.50	12.50%	$1,125.00	12.500%
115.00	15.00%	$1,150.00	15.000%
120.00	20.00%	$1,200.00	20.000%
125.00	25.00%	$1,250.00	25.000%
130.00	30.00%	$1,300.00	30.000%
135.00	35.00%	$1,350.00	35.000%
140.00	40.00%	$1,400.00	40.000%
145.00	45.00%	$1,450.00	45.000%
150.00	50.00%	$1,500.00	50.000%

(1)	Subject to our credit risk, the maturity payment amount per security will not be less than $1,000.

(2)	This is the initial basket level.

Who should or should not consider an investment in the securities?

We have designed the securities for investors:

•	who seek exposure to the performance of the Basket, as measured by the average performance of the basket components from the pricing date to each of the twenty-eight quarterly valuation dates;

•	who believe that the basket components will appreciate as a whole on average from the pricing date to each of the twenty-eight quarterly valuation dates;

•	who seek to receive on the maturity date at least the principal amount of their securities;

•	who understand that, if the final average basket level is not greater than the initial basket level, they will not receive any return on their investment in the securities;

•	who are willing to forgo interest on the securities and dividends on the ETFs and on the stocks included in the basket components; and

•	who are willing to hold their securities until maturity.

The securities are not designed for, and may not be a suitable investment for, investors:

•	who are unable or unwilling to hold the securities to maturity;

•	who seek a guaranteed positive return on their investment;

•	who seek upside exposure to the Basket as measured solely from the pricing date to a date near the stated maturity;

•	who seek current income;

•	who are unwilling to accept the credit risk of Royal Bank of Canada to obtain the exposure to the Basket that the securities provide; or

•	who prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

What will I receive if I sell the securities prior to maturity?

The value of the securities may fluctuate during the term of the securities. Several factors and their interrelationship will influence the value of the securities, including the price or level of each basket component, dividend yields of the component common stocks included in each basket component, the time remaining to maturity of the securities, interest rates, the volatility of each basket component and the correlation between the basket components.  Depending on the impact of these factors, you may receive less than $1,000 per security from any sale of your securities before the maturity date of the securities and less than what you would have received had you held the securities until maturity. For more details, see “Risk Factors — Many factors affect the value of the securities.”

Who publishes the DJIA and what does the DJIA measure?

The DJIA is a price-weighted index composed of 30 common stocks selected at the discretion of the editors of The Wall Street Journal, which is published by S&P Dow Jones Indices LLC.

The DJIA is determined, calculated and maintained by S&P Dow Jones Indices LLC without regard to the securities.

For a discussion of the DJIA, see “The Dow Jones Industrial AverageSM” beginning on page PS-28.

What is the MDY and what does the MDY measure?

The MDY an exchange traded fund that seeks to track the the S&P MidCap 400® Index (an equity index that is designed to reflect the performance of the mid-capitalization segment of the U.S. equity market).

The MDY is maintained by PDR Services, LLC without regard to the securities.  The S&P MidCap 400® Index is determined, calculated and maintained by S&P Dow Jones Indices LLC without regard to the securities.

For a discussion of the MDY, see “SPDR® S&P Midcap 400® ETF Trust” beginning on PS-30.

What is the IWM and what does the IWM measure?

The IWM an exchange traded fund that seeks to track the Russell 2000® Index (an equity index that is designed to reflect the performance of the small capitalization segment of the U.S. equity market).

The IWM maintained by BlackRock, Inc. (collectively with its affiliates, “BlackRock”), without regard to the securities.  The Russell 2000® Index is determined, calculated and maintained by Russell Investment Group without regard to the securities.

For a discussion of the IWM, see “The iShares® Russell 2000 Index Fund” beginning on PS-33.

How have the Basket and the basket components performed historically?

You can find a table with the high, low and period-end closing prices or levels of each basket component during each calendar quarter from calendar year 2003 in the section entitled “Historical Closing Levels of the Basket Components” in this pricing supplement. We obtained the historical information from Bloomberg Financial Markets (Bloomberg) without independent verification. You should not take the past performance of any basket component as an indication of how the basket components will perform in the future.

In addition, you can find a graph setting forth the hypothetical daily values of the Basket for the period from January 1, 2003 to February 28, 2013 in the section entitled “Hypothetical Historical Performance of the Basket” in this pricing supplement. We have provided this hypothetical historical information to help you evaluate how the Basket would have performed in the recent past. However, the hypothetical past performance of the Basket is not indicative of how the Basket will perform in the future.

What are the Canadian federal income tax consequences of investing in the securities?

For a discussion of the Canadian federal income tax consequences of investing in the securities, please read carefully the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” in this pricing supplement, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

Will the securities be listed on a stock exchange?

The securities will not be listed on any securities exchange. There can be no assurance that a liquid trading market will develop for the securities. Accordingly, if you sell your securities prior to maturity, you may have to sell them at a substantial loss. You should review the section entitled “Risk Factors — There may not be an active trading market for the securities” in this pricing supplement.

Are there any risks associated with my investment?

Yes, an investment in the securities is subject to significant risks. We urge you to read the detailed explanation of risks in “Risk Factors” beginning on page PS-13.

ADDITIONAL INFORMATION

You should read this pricing supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, relating to our Senior Global Medium-Term Notes, Series E, of which these securities are a part. This pricing supplement, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.

You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement.  We have not authorized anyone else to provide you with different information, and we take no responsibility for any other information that others may give you.  We and Wells Fargo Securities, LLC are offering to sell the securities and seeking offers to buy the securities only in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement and the accompanying prospectus supplement and prospectus is current only as of their respective dates.

If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Risk Factors” in this pricing supplement and the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

•	Prospectus Supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.

Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

RISK FACTORS

An investment in the securities is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the basket components or the common stocks included in the basket components. Investors in the securities are also exposed to further risks related to the issuer of the securities, Royal Bank of Canada, which are described in Royal Bank of Canada’s annual report on Form 40-F for the year ended October 31, 2011 filed with the SEC and incorporated by reference herein.  See the categories of risks, identified and disclosed in the management’s discussion and analysis of financial condition and results of operations included in the annual report on Form 40-F. This section (and the management’s discussion and analysis section of the annual report on Form 40-F) describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances.

You may not receive a positive return on your securities

You will not receive any interest payments on the securities.  In addition, if the final average basket level is less than or equal to the initial basket level, you will not receive a payment at maturity that exceeds the principal amount.

Your yield may be lower than the yield on a standard debt security of comparable maturity

The yield that you will receive on your securities, which could be zero, may be less than the return you could earn on other investments. Even if your yield is positive, your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of Royal Bank of Canada with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

The average component level of each basket component will be based on an average of closing levels of that basket component on valuation dates occurring quarterly over the term of the securities and therefore may be less than its closing level at or around the maturity date

The average component level of each basket component will be calculated by reference to an average of the closing levels of that basket component on the quarterly valuation dates over the term of the securities. The average component level of a basket component, as so calculated, may be less than the closing level of that basket component at or around the maturity date. As a result, the maturity payment amount that you receive at maturity may be less than the amount you would receive if the maturity payment amount was based solely on the closing levels of the basket components at or around the maturity date.

You should understand, in particular, that if the value of the Basket is greater at or around the maturity date than it was, on average, on the valuation dates occurring quarterly over the term of the securities, the securities will underperform the actual return on the Basket.  For example, if the Basket experiences relatively consistent appreciation over the term of the securities, the final average basket level will be less than the value of the Basket at or around the maturity date, and the securities will underperform the actual return on the Basket. This underperformance will be especially significant if there is a significant increase in the value of the Basket later in the term of the securities.  In addition, because of the way the final average basket level is calculated, it is possible that you will not receive any positive return on your investment at maturity even if the value of the Basket at or around the maturity date is significantly greater than its value on the pricing date. One scenario in which this may occur is when the value of the Basket declines early in the term of the securities and increases significantly later in the term of the securities.  You should not invest in the securities unless you understand and are willing to accept the return characteristics associated with the averaging feature of the securities.

The securities will be debt obligations of Royal Bank of Canada.  No other company or entity will be responsible for payments under the securities

The securities will be issued by Royal Bank of Canada.  The securities will not be guaranteed by any other company or entity.  No other entity or company will be responsible for payments under the securities or liable to holders of the securities in the event Royal Bank of Canada defaults under the securities.  Royal Bank of Canada’s credit ratings are an assessment of our ability to pay our obligations, including those on the securities. Consequently, actual or anticipated declines in our credit ratings may affect the value of the securities.  The securities will not be issued by or guaranteed by Wells Fargo Securities, LLC or any of its affiliates.

Owning the securities is not the same as owning shares of the ETFs or the common stocks included in the basket components

The return on your securities will not reflect the return you would realize if you actually owned and held shares of the ETFs or the common stocks included in the basket components for a similar period. First, because the maturity payment amount will be determined based on the average of the closing levels of the basket components, including the DJIA, which is a price-return index, the return on the securities will not take into account the value of any dividends that may be paid on the ETFs or the common stocks included in the basket components.  Second, as a holder of the securities, you will not be entitled to receive any such dividends, nor will you have voting rights or any other rights that holders of these securities may have.  Third, the performance of the Basket will be measured by reference to the average component level of the basket components on valuation dates occurring quarterly over the term of the securities, and not by reference to their closing levels at or around the maturity date.  Fourth, changes in the value of the securities will not necessarily correspond to changes in the price or level of the basket components.  Even if the price or the level of each basket component increases above its initial component level during the term of the securities, the value of the securities may not increase by the same amount. It is also possible for the price or level of each basket component to increase while the value of the securities declines.

There may not be an active trading market for the securities

The securities will not be listed on any securities exchange. There can be no assurance that a liquid trading market will develop for the securities.  Even if a secondary market for the securities develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices for the securities in any secondary market could be substantial. If you sell your securities before maturity, you may have to do so at a discount from the initial public offering price, and, as a result, you may suffer substantial losses.

Wells Fargo Securities, LLC and its broker-dealer affiliates may make a market for the securities, although they are not required to do so.  As market makers, trading of the securities may cause Wells Fargo Securities, LLC or its broker-dealer affiliates to have long or short positions in the securities.  See “Supplemental Plan of Distribution.”

Changes in the levels of the basket components may offset each other

Movements in the levels of the basket components may not correlate with each other. At a time when the level of one basket component increases, the level of other basket component may not increase as much or may even decline. Therefore, in calculating the final average basket level, increases in the average component level of one basket component may be moderated, or be more than offset, by lesser increases or decreases in the average component level of the other basket component. Furthermore, the basket components are not equally weighted.  As a result, a percentage change in the average component return of the MDY or IWM will have a smaller impact on the final value than will a similar percentage change in the average component return of the DJIA. As a result, the payment at maturity may be adversely affected even if the value of one of the basket components increases during of the securities.  For example, because the basket component weighting for the DJIA is greater than the basket component weighting for the MDY and the IWM, a 5% decrease in the value of the DJIA will have a greater effect on the closing level than a 5% increase in the price of the MDY or the IWM.  Because the DJIA makes up 60% of the basket, we expect that the market value of your securities and your payment at maturity will depend significantly on the performance of the DJIA.

Many factors affect the value of the securities

The value of the securities prior to maturity will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset any increase in the value of the securities caused by another factor and that the effect of one factor may compound any decrease in the value of the securities caused by another factor. For example, a change in the volatility of one basket component may offset some or all of any increase in the value of the securities attributable to another factor, such as an increase in the level of the other basket component. In addition, a change in interest rates may offset other factors that would otherwise change the value of the Basket, and therefore, may change the value of the securities. We expect that the value of the securities at any time will depend to a significant extent on the amount, if any, by which the closing level of each basket component at that time and on any prior valuation dates exceeds or does not exceed its initial component level.  If you choose to sell your securities when the average level of one or more of the basket components at that time and on any prior valuation dates exceeds its initial component level, you may receive substantially less than the amount that would be payable at maturity based on this increase because of the expectation that the levels and prices of the basket components will continue to fluctuate until the final valuation date. We believe that other factors that may also influence the value of the securities include:

•	the volatility (frequency and magnitude of changes in the price or level) of each basket component and, in particular, market expectations regarding the volatility of each basket component;

•	the correlation between market fluctuations of the basket components;

•	market interest rates;

•	the dividend yields of the common stocks included in the basket components;

•	our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market;

•	changes that affect the basket components, such as additions, deletions or substitutions;

•	the time remaining to maturity; and

•	geopolitical, economic, financial, political, regulatory or judicial events as well as other conditions may affect the common stocks included in the basket components, or the market price of ETFs.

Changes that affect a basket component may affect the value of the securities and the maturity payment amount

The policies of the Sponsors or the Underlying Index Sponsors (each as defined below) that affect the ETFs,  additions, deletions or substitutions of the common stocks included in the basket components and the manner in which changes affecting the issuers of those stocks, such as stock dividends, reorganizations or mergers, are reflected in the basket components could affect the levels of the basket components and, therefore, the maturity payment amount, and the value of the securities prior to maturity. The amount payable on the securities and their value could also be affected if any Sponsor or Underlying Index Sponsor changes these policies, for example, by changing the manner in which it calculates the applicable basket component, or if any Sponsor or Underlying Index Sponsor discontinues or suspends calculation or publication of the applicable basket component, in which case it may become difficult to determine the value of the securities. If events such as these occur, or if the level of any basket component is not available on any valuation date because of a market disruption event or for any other reason and no successor basket component is selected, the calculation agent may determine the level of that basket component for that valuation date in its sole discretion.

An investment in the securities is subject to risks associated in investing in stocks with a small market capitalization

The underlying index for the IWM consists of stocks issued by companies with relatively small market capitalizations.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies.  As a result, the share price of the IWM may be more volatile than that of a market measure that does not track solely small-capitalization stocks.  Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends.  In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals.  Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies.  These companies may also be more susceptible to adverse developments related to their products or services.

We have no affiliation with the Sponsors, or the Underlying Index Sponsors, and will not be responsible for any actions taken by the Sponsors, or the Underlying Index Sponsors

We have no affiliation with S&P Dow Jones Indices LLC (the Index Sponsor) or PDR Services, LLC or BlackRock, Inc. (each, a Fund Sponsor, and collectively with the Index Sponsor, the Sponsors) will not be involved in the offering of the securities.  Consequently, we have no control of the actions of any Index Sponsor, including any actions of the type that would affect the composition of any basket component, and therefore, the price or the level of the applicable basket component.

In addition, we have no affiliation with S&P Dow Jones Indices LLC or Russell Investment Group (each, an Underlying Index Sponsor), and the Underlying Index Sponsors will not be involved in the offering of the securities.  Consequently, we have no control of the actions of any Underlying Index Sponsor, including any actions of the type that would affect the composition of either the S&P MidCap 400® Index or the Russell 2000® Index, and therefore, the price of the applicable ETF.

The Sponsors and the Underlying Index Sponsors have no obligation of any sort with respect to the securities.  Thus, these entities have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the securities.

We do not control any company included in a basket component and are not responsible for any disclosure made by any other company.

Neither we nor any of our affiliates have the ability to control the actions of any of the companies included in any basket component, nor do we assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies.

Historical prices or levels of the basket components should not be taken as an indication of their future levels during the term of the securities

The trading prices of the common stocks underlying a basket component will determine the price or level of that basket component at any given time. As a result, it is impossible to predict whether the price or level of any basket component will rise or fall. Trading prices of the common stocks underlying the basket components will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of those stocks.

The correlation between the performance of an ETF and the performance of its underlying index may be imperfect

Each ETF seeks to track the performance of its Underlying Index. However, this may not occur, giving rise to tracking error, i.e., the discrepancy between the performance of the ETF and the performance of its underlying index. In addition, because the shares of the ETFs are traded on the NYSE Arca and are subject to market supply and investor demand, the market price of one share of an ETF may differ from its net asset value per share. Because of the potential discrepancies identified above, the returns on an ETF may not correlate perfectly with the returns on its underlying index over the same period.

Hedging transactions may affect the return on the securities

As described below under “Use of Proceeds and Hedging” on page PS-44, we, through one or more hedging counterparties, have hedged our obligations under the securities by purchasing shares of the ETFs or the common stocks included in the basket components, futures or options on the basket components or common stocks included in the basket components, or other derivative instruments with returns linked or related to changes in the prices of these securities.  We may adjust these hedges by, among other things, purchasing or selling any of these assets at any time. Although they are not expected to, any of these hedging activities may adversely affect the trading prices of the common stocks included in the basket components and/or the levels of the basket components and, therefore, the value of the securities. It is possible that we or one or more of our hedging counterparties could receive substantial returns from these hedging activities while the value of the securities declines.

The underwriting discount, structuring and development costs and certain hedging costs are likely to adversely affect the price at which you can sell your securities

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the securities will likely be lower than the initial public offering price. The initial public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, the structuring and development costs and the projected profit that our hedge counterparty (which is one of our affiliates) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. In addition, any such price may differ from values determined by pricing models used by Wells Fargo Securities, LLC, as a result of dealer discounts, mark-ups or other transaction costs.  The price at which the agent or any other potential buyer may be willing to buy your securities will also be affected by the market and other conditions discussed in these risk factors.

Potential conflicts of interest could arise

We, Wells Fargo Securities, LLC and our respective affiliates may engage in trading activities related to the ETFs or the stocks included in the basket components that are not for the account of holders of the securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the securities and the interests we, Wells Fargo Securities, LLC and our respective affiliates will have in the proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our customers and in accounts under our management. These trading activities could be adverse to the interests of the holders of the securities.

We, Wells Fargo Securities, LLC and our respective affiliates may presently or from time to time engage in business with one or more of the issuers of the common stocks included in the basket components. This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services. In the course of business, we, Wells Fargo Securities, LLC and our respective affiliates may acquire non-public information relating to these companies and, in addition, one or more of our affiliates or the affiliates of the agent may publish research reports about these companies. Neither we nor the agent make any representation to any purchasers of the securities regarding any matters whatsoever relating to the issuers of the common stocks included in the basket components. Any prospective purchaser of the securities should undertake an independent investigation of these companies as in its judgment is appropriate to make an informed decision regarding an investment in the securities.  The offering of the securities does not reflect any investment or sell recommendations by us, Wells Fargo Securities, LLC or our respective affiliates as to any basket component or the common stocks included in any basket component.

The calculation agent may postpone the maturity date if a market disruption event occurs on the final valuation date

The valuation dates with respect to a basket component may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on that valuation date with respect to that basket component. If a market disruption event occurs with respect to a basket component on the final valuation date, the maturity date may be postponed. You will not be entitled to compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event on any valuation date or from any postponement of the maturity date.  See “Specific Terms of the Securities — Valuation Dates” and “Specific Terms of the Securities — Market Disruption Event for the Index” and “Specific Terms of the Securities — Market Disruption Event for a Fund” beginning on page PS-21.

There are potential conflicts of interest between you and the calculation agent

The calculation agent will, among other things, determine the amount of your payment at maturity on the securities.  Our wholly-owned subsidiary, RBC Capital Markets, LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date without notice to you.  The calculation agent will exercise its judgment when performing its functions.  For example, the calculation agent may have to determine whether a market disruption event affects a basket component.  Since this determination by the calculation agent will affect the payment at maturity on the securities, the calculation agent may have a conflict of interest if it needs to make a determination of this kind.

U.S. taxpayers will be required to pay taxes on the securities each year

The securities will be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments for U.S. federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income over the term of the securities based on the comparable yield for the securities, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amounts you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. Any gain you may recognize on the sale, exchange or maturity of the securities will be ordinary income. Any loss you may recognize upon the sale or exchange of securities will generally be ordinary loss to the extent of the interest you included as income in the current or previous taxable years in respect of the securities and thereafter will be capital loss.

For further discussion, see “Supplemental Discussion of U.S. Federal Income Tax Consequences” below.

SPECIFIC TERMS OF THE SECURITIES

The securities are to be issued pursuant to the terms of the Indenture dated as of October 23, 2003, between Royal Bank of Canada and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as Trustee, as supplemented by the First Supplemental Indenture dated as of July 21, 2006, between Royal Bank of Canada and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), as Trustee and by the Second Supplemental Indenture dated as of February 28, 2007 between Royal Bank of Canada and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as Trustee (the Base Indenture, together with the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”).

The information contained in this section and in the prospectus supplement and the prospectus summarizes some of the terms of the securities and the Indenture. This summary does not contain all of the information that may be important to you as a potential investor in the securities. You should read the Indenture before making your investment decision. We have filed copies of the Indenture with the SEC.

Issuer:	Royal Bank of Canada

Specified Currency:	U.S. dollars

Principal Amount:	$1,000 per security

Aggregate Principal Amount:	$420,000

Agent:	Wells Fargo Securities, LLC

The agent may make sales through its affiliates or selling agents.

Agent Acting in the Capacity of:	Principal

Pricing Date:	February 28, 2013

Original Issue Date:	March 5, 2013

Maturity Date:
March 4, 2020, subject to postponement as described below. The maturity date will be a business day. In the event the maturity date would otherwise be a date that is not a business day, the maturity date will be postponed to the next succeeding date that is a business day and no interest shall accrue or be payable as a result of such postponement.

Valuation Dates:
Quarterly, on the 26th of each February, May, August and November, commencing on May 26, 2013 and ending on February 26, 2020. However, if any scheduled valuation date occurs on a day that is not a trading day for a basket component or occurs on a day on which the calculation agent has determined that a market disruption event (as defined below) has occurred or is continuing with respect to a basket component, then that valuation date solely for the affected basket component will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing for the affected basket component; provided that in no event will any valuation date be postponed by more than five trading days. If any valuation date is postponed by five trading days, and a market disruption event occurs or is continuing for the affected basket component on that fifth trading day, then its closing level for that valuation date will nevertheless be determined as set forth below under “—Closing Level for the Index” with respect to the DJIA and “—Closing Price for a Fund” for respect to the ETFs. Notwithstanding such a postponement of a valuation date for a particular basket component, the originally scheduled valuation date will remain the valuation date for the other basket component if it is not affected by a non-trading day or a market disruption event.  If the final valuation date for any basket component is postponed, then the maturity date of the securities will be postponed by an equal number of business days.

The Basket:	The return on the securities, if any, is linked to a basket consisting of the following index and two ETFs: the DJIA (60%); the MDY (20%); and the IWM (20%).

Payment at Maturity:
At maturity, for each security you own, you will receive a cash payment equal to the maturity payment amount. The maturity payment amount to which you will be entitled will depend on the performance of the Basket from the initial basket level to the final average basket level.  The performance of the Basket will reflect the weighted performance of the basket components, as measured from each basket component’s closing level on the pricing date to the average of its closing levels on the twenty-eight quarterly valuation dates occurring over the term of the securities. The maturity payment amount for each security will be determined by the calculation agent as described below:

•      If the final average basket level is greater than the initial basket level, the maturity payment amount per security will equal:

	$1,000 + ($1,000 x	final average basket level – initial basket level	x Participation Rate)
		initial basket level

•      If the final average basket level is less than or equal to the initial basket level, the maturity payment amount per security will equal the issue price of $1,000.

If the final average basket level is less than or equal to the initial basket level, you will not receive any return on your investment in the securities.

Participation Rate:	100%

Initial Basket Level:	100

Final Average Basket Level:
The final average basket level will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of (A) 60% of the average component return of the DJIA; (B) 20% of the average component return of the MDY; and (C) 20% of the average component return of the IWM.

Average Component Return:	The average component return of each basket component will be equal to:

		average component level – initial component level
		initial component level

Initial Component Level:
The initial component level is 14,054.49 for the Dow Jones Industrial AverageSM, 200.51 for the SPDR® S&P Midcap 400® ETF Trust and 90.46 for the iShares® Russell 2000 Index fund, which is the closing level on the pricing date of the applicable basket component.

Average Component Level:
The average component level of each basket component will be determined by the calculation agent and will be the arithmetic average of the closing levels of the basket component on the twenty-eight quarterly valuation dates.

Closing Level for the Index:
The closing level of the DJIA on any trading day will equal its official closing level or any successor index (as defined under “— Discontinuation of the Index; Adjustments to the Index” below) published by the applicable Sponsor (as defined above) or any successor sponsor at the regular weekday close of trading on that trading day.  The closing level of an ETF will equal its closing price (or the closing price of any successor Fund (as defined under “— Discontinuation of a Fund; Adjustments to a Fund” below)) at the regular weekday close of trading on that trading day, as described in greater detail below under “— Closing Price of a Fund.”

Closing Price of a Fund:
The closing price for one share of the applicable ETF (or one unit of any other security for which a closing price must be determined) on any trading day means:

•      if shares of the ETF (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal U.S. securities exchange registered under the Exchange Act on which shares of the ETF (or any such other security) are listed or admitted to trading, or

•      if shares of the ETF (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the Financial Industry Regulatory Authority, Inc. (FINRA), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If shares of the ETF (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the ETF (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.

If the last reported sale price for shares of the ETF (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for shares of the ETF (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of the Issuer, Wells Fargo Securities, LLC or any of their respective affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board” will include any successor service thereto.

Market Disruption Event for the Index:
For the DJIA, a market disruption event, as determined by the calculation agent in its sole discretion, means an exchange or any related exchange (such as defined below) fails to open for trading during its regular trading session or the occurrence or existence of any of the following events:

•      a trading disruption, if the calculation agent determines it is material, at any time during the one hour period that ends at the close of trading for an exchange or related exchange; or

•      an exchange disruption, if the calculation agent determines it is material, at any time during the one hour period that ends at the close of trading for an exchange or related exchange; or

•      an early closure; or

•      any other event, if the calculation agent determines in its sole discretion that the event materially interferes with the ability of Royal Bank of Canada or an affiliate of Wells Fargo Securities, LLC or any of their respective hedge counterparties to unwind all or a material portion of a hedge with respect to the securities that such party or its respective hedge counterparties have effected or may effect as described below under “Use of Proceeds and Hedging.”

For the purposes of determining whether a market disruption event exists at any time, if a market disruption event occurs in respect of a security included in the DJIA at any time, then the relevant percentage contribution of that security to the level of the DJIA will be based on a comparison of (i) the portion of the level of the DJIA attributable to that security and (ii) the overall level of the DJIA, in each case immediately before the occurrence of that market disruption event.

A trading disruption for the DJIA means any suspension of or limitation imposed on trading by an exchange or any related exchange or otherwise, whether by reason of movements in price exceeding limits permitted by the exchange or related exchange or otherwise, (i) relating to securities that compose 20% or more of the level of the DJIA or (ii) in options contracts or futures contracts relating to the DJIA on any related exchange.

An exchange disruption for the DJIA means any event (other than a scheduled early closure) that disrupts or impairs (as determined by the calculation agent in its sole discretion) the ability of market participants in general to (i) effect transactions in or obtain market values on any exchange or related exchange in securities that compose 20% or more of the level of that basket component or (ii) effect transactions in options contracts or futures contracts relating to the DJIA on any relevant related exchange.

An early closure for the DJIA means the closure on any exchange business day of any exchange relating to securities that compose 20% or more of the level of the DJIA or any related exchange prior to its normally scheduled closing time unless such earlier closing time is announced by such exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such exchange or related exchange on that exchange business day and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on that exchange business day.

An exchange for the DJIA means the primary organized exchange or quotation system for trading any securities included in that basket component and any successor to that exchange or quotation system or any substitute exchange or quotation system to which trading in any securities underlying the DJIA has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to such securities on that substitute exchange or quotation system as on the original exchange).

An exchange business day for the DJIA means any trading day on which each exchange and related exchange is open for business during its regular trading session, notwithstanding that exchange or related exchange closing prior to its scheduled weekday closing time, without regard to after hours or other trading outside its regular trading session hours.

A related exchange for the DJIA means each exchange or quotation system on which futures or options contracts relating to that basket component are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to the DJIA has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to that basket component on that temporary substitute exchange or quotation system as on the original related exchange).

Market Disruption Event for a Fund:
A market disruption event, as determined by the calculation agent in its sole discretion, means the occurrence or existence of any of the following events with respect to the applicable ETF.

•      a suspension, absence or material limitation of trading in shares of the ETF on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•      a suspension, absence or material limitation of trading in option or futures contracts relating to shares of the ETF, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•      the shares of the ETF do not trade on the NYSE Arca, the NASDAQ Global Market or what was the primary market for shares of the ETF, as determined by the calculation agent in its sole discretion; or

•      any other event, if the calculation agent determines in its sole discretion that the event materially interferes with the ability of Royal Bank of Canada or an affiliate of Wells Fargo Securities, LLC or any of their respective hedge counterparties to unwind all or a material portion of a hedge with respect to the securities that such party or its respective hedge counterparties have effected or may effect as described below under “Use of Proceeds and Hedging.”

The following events will not be market disruption events:

•      a limitation on the hours or number of days of trading in shares of the ETF on its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

•      a decision to permanently discontinue trading in the option or futures contracts relating to shares of the ETF.

For this purpose, a “suspension, absence or material limitation of trading” in the primary securities market on which option or futures contracts relating to shares of the basket component, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to shares of the basket component, if available, in the primary market for those contracts, by reason of any of:

•      a price change exceeding limits set by that market;

•      an imbalance of orders relating to those contracts; or

•      a disparity in bid and asked quotes relating to those contracts;

will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the ETF in the primary market for those contracts.

Discontinuation of the Index/ Adjustments to the Index:
If the S&P Dow Jones Indices LLC discontinues publication of the DJIA and the S&P Dow Jones Indices LLC or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the DJIA (a successor index), then the calculation agent will substitute the successor index for the DJIA and calculate the closing level for the DJIA as described above under “—Closing Level for the Index”
If the S&P Dow Jones Indices LLC discontinues publication of the DJIA and:

•      the calculation agent does not select a successor index, or

•      the successor index is no longer published on any of the relevant trading days,

the calculation agent will compute a substitute level for the DJIA in accordance with the procedures last used to calculate the level of that basket component before any discontinuation but using only those securities that were included in the DJIA prior to that discontinuation. If a successor index is selected or the calculation agent calculates a level as a substitute for the DJIA as described below, the successor index or level will be used as a substitute for the DJIA for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if the Index Sponsor elects to re-publish the DJIA, unless the calculation agent in its sole discretion decides to use the re-published the DJIA.

If the S&P Dow Jones Indices LLC discontinues publication of the DJIA before any valuation date and the calculation agent determines that no successor index is available at that time, then on each trading day until the earlier to occur of:

•      the determination of its closing level on the final valuation date, or

•      a determination by the calculation agent that a successor index is available,

the S&P Dow Jones Indices LLC will determine the closing level of the DJIA as described in the preceding paragraph. The calculation agent will cause notice of each level to be published not less often than once each month in The Wall Street Journal, another newspaper of general circulation or a website or webpage available to holders of the securities, and arrange for information with respect to these levels to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuation of the publication of the DJIA would be expected to adversely affect the value of, liquidity of and trading in the securities.

If at any time the method of calculating the level of the DJIA or any successor index changes in any material respect, or if the DJIA or successor index is in any other way modified so that the level of the DJIA or successor index does not, in the opinion of the calculation agent, fairly represent the level of the DJIA had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in The City of New York, on each date that the closing level of the DJIA is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a level of an equity index comparable to the DJIA or that successor index, as the case may be, as if those changes or modifications had not been made, and calculate the closing level with reference to the DJIA or that successor index, as so adjusted.

Neither the calculation agent nor Royal Bank of Canada will have any responsibility for good faith errors or omissions in calculating or disseminating information regarding the DJIA or any successor index or as to modifications, adjustments or calculations by the S&P Dow Jones Indices LLC or any successor index sponsor in order to arrive at the level of the DJIA or any successor index.

Discontinuation of a Fund/ Adjustments to a Fund:
If any Fund Sponsor discontinues operation of a basket component that is an ETF and the Fund Sponsor or another entity establishes or designates a successor or substitute fund that the calculation agent determines, in its sole discretion, to be comparable to that ETF (a successor fund), then the calculation agent will substitute the successor fund for that ETF and calculate the final component price as described above under “—Payment at Maturity.”

If any Fund Sponsor discontinues operation of an ETF and:

•      the calculation agent does not select a successor fund, or

•      the successor fund is no longer traded or listed on any of the relevant trading days,

the calculation agent will compute a substitute price for that ETF in accordance with the procedures last used to calculate the price of that ETF before any discontinuation but using only those securities that were held by that ETF prior to such discontinuation. If a successor fund is selected or the calculation agent calculates a price as a substitute for that ETF as described below, the successor fund or price will be used as a substitute for the ETF for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if the Fund Sponsor elects to re-establish that ETF, unless the calculation agent in its sole discretion decides to use the re-established ETF.

If any Fund Sponsor discontinues operation of an ETF and the calculation agent determines that no successor fund is available at that time, then on each trading day until the earlier to occur of:

•      the determination of the applicable average component level, or

•      a determination by the calculation agent that a successor fund is available,

the calculation agent will determine the price that would be used in computing the maturity payment amount as described in the preceding paragraph as if that day were a trading day. The calculation agent will cause notice of each price to be published not less often than once each month in The Wall Street Journal, another newspaper of general circulation or a website or webpage available to holders of the securities, and arrange for information with respect to these prices to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuation of the operation of any ETF would be expected to adversely affect the value of, liquidity of and trading in the securities.

If at any time the method of calculating the price of any ETF or any successor fund changes in any material respect, or if any ETF or successor fund is in any other way modified so that the price of the ETF or successor fund does not, in the opinion of the calculation agent, fairly represent the price of the ETF had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in The City of New York, on each date that the closing price of the basket component is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a price of a fund comparable to the ETF or such successor fund, as the case may be, as if those changes or modifications had not been made, and calculate the closing price with reference to the ETF or such successor fund, as so adjusted. Accordingly, if the method of determining the price of an ETF or a successor fund is modified and has a dilutive or concentrative effect on the price of such fund, e.g., due to a split, then the calculation agent will adjust that ETF in order to arrive at a price of that fund as if it had not been modified, e.g., as if a split had not occurred.

Neither the calculation agent nor Royal Bank of Canada will have any responsibility for good faith errors or omissions in calculating or disseminating information regarding any ETF or any successor fund or as to modifications, adjustments or calculations by any Fund Sponsor or any successor fund sponsor in order to arrive at the price of the ETF or any successor fund.

Calculation Agent:
RBC Capital Markets, LLC will serve as the calculation agent. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, absent a determination of a manifest error, will be conclusive for all purposes and binding on the holders and beneficial owners of the securities.

Trustee:	The Bank of New York Mellon

Business Day:
For purposes of the securities, a business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading Day:	A trading day with respect to each basket component means any day on which each of the New York Stock Exchange and Nasdaq are scheduled to be open for its respective regular trading session.

Additional Amounts:
We will pay any amounts to be paid by us on the securities without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (taxes) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the securities, we will pay such additional amounts (Additional Amounts) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a security, which we refer to as an Excluded Holder, in respect of a beneficial owner:

(i)            with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)           which is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the securities, the holding of securities or the receipt of payments thereunder;

(iii)          which presents such security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a security for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any security means:

(a)           the due date for payment thereof, or

(b)           if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the securities in accordance with the Indenture; or

(iv)          who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the securities at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the Trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the Trustee.  We will indemnify and hold harmless each holder of securities (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the securities, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences.”

Authorized Denominations:	$1,000 and integral multiples of $1,000 in excess thereof.

Form of Securities:	Book-entry

Listing:	The securities will not be listed on any securities exchange.

Failure to Pay Maturity Payment Amount When Due:
In the event we fail to pay the maturity payment amount on the maturity date, any overdue payment in respect of the maturity payment amount of the securities on the maturity date will bear interest until the date upon which all sums due in respect of such securities are received by or on behalf of the relevant holder, at a rate per annum which is the rate for deposits in U.S. dollars for a period of six months which appears on the Reuters Page LIBOR01 (or any replacement page or pages for the purpose of displaying prime rates or base lending rates of major U.S. banks) as of 11:00 a.m. (London time) on the first business day following that failure to pay.  That rate shall be determined by the calculation agent.  If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of the actual number of days in the period.

Events of Default and Acceleration:
If the maturity of the securities is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. The amount will be the maturity payment amount, calculated as if the date of declaration of acceleration were the final valuation date.

Terms Incorporated in the Master Note:	All of the terms in “Specific Terms of the Securities” of this pricing supplement.

HYPOTHETICAL HISTORICAL PERFORMANCE OF THE BASKET

The Basket will represent a portfolio of the following three basket components: the DJIA (60%), the MDY (20%), and the IWM (20%). The value of the Basket will increase or decrease depending upon the performance of the basket components. For more information regarding the basket components, see “The Dow Jones Industrial AverageSM”, “The SPDR® S&P MidCap 400® Fund”, and “The iShares® Russell 2000 Index Fund” in this pricing supplement. The Basket does not reflect the performance of all major securities markets.

While actual historical information on the value of the Basket does not exist for dates prior to the date of this pricing supplement, the following graph sets forth the hypothetical historical daily values of the Basket for the period from           January 1, 2003 to February 28, 2013, assuming that the Basket was constructed on January 1, 2003 with an initial basket level of 100 and that each of the basket components had the applicable weighting as of such day. We obtained the closing levels and other information used by us in order to create the graph below from Bloomberg, without independent verification.

The values of the Basket depicted in the graph below have been calculated in a manner that is different from the manner in which the final average basket level will be determined.  The value of the Basket depicted on any date in the graph below is based on the closing level of each basket component on that date (relative to its closing level on January 1, 2003).  By contrast, the final average basket level will be calculated based on the average of closing levels of the basket components on the twenty-eight valuation dates occurring quarterly during the term of the securities (relative to the closing levels of the basket components on the pricing date).

The hypothetical historical Basket values, as calculated solely for the purposes of the offering of the securities, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the value of the Basket during any period shown below is not an indication that the percentage change in the value of the Basket is more likely to be positive or negative during the term of the securities. The hypothetical historical values do not give an indication of future values of the Basket.

THE DOW JONES INDUSTRIAL AVERAGESM

We have obtained all information regarding the DJIA contained in this pricing supplement from publicly available information. That information reflects the policies of, and is subject to change by the S&P Dow Jones Indices LLC, the Index Sponsor. The Index Sponsor, which owns the copyright and all other rights to the DJIA, has no obligation to continue to publish, and may discontinue publication of the DJIA.  None of us, Wells Fargo Securities, LLC or RBC Capital Markets, LLC accepts any responsibility for the calculation, maintenance or publication of the DJIA or any successor index.

The DJIA is widely used as an indicator of the pattern of the price movement of U.S. equities.  The calculation of the level of the DJIA, discussed below in further detail, is a price-weighted average of the stocks of 30 blue-chip companies that are generally the leaders in their industry.

The composition of the DJIA is not limited to traditionally defined industrial stocks.  Instead, the companies are chosen from sectors of the economy most representative of the country’s economic health.  The DJIA serves as a measure of the entire U.S. market, covering such diverse industries as financial services, technology, consumer services, health care and consumer goods.  The editors of The Wall Street Journal maintain and review the DJIA and from time to time, in their sole discretion, may add companies to, or delete companies from, the DJIA to achieve the objectives stated above.  Composition changes are rare, however, and generally occur only after events such as corporate acquisitions or other dramatic shifts in a component’s core business.  When such an event causes one component to be replaced, the entire index is reviewed, and therefore, multiple component changes are often implemented simultaneously.  A stock typically is added if it has an excellent reputation, demonstrates sustained growth, is of interest to a large number of investors, and accurately represents the sector(s) covered by the DJIA.

The DJIA is price-weighted rather than market capitalization-weighted, which means that weightings are based only on changes in the stocks’ prices, rather than by both price changes and changes in the number of shares outstanding.  The divisor used to calculate the price-weighted average of the DJIA is not simply the number of component stocks; rather, the divisor is adjusted to smooth out the effects of stock splits and other corporate actions.  While this methodology reflects current practice in calculating the DJIA, no assurance can be given that the DJIA Sponsor will not modify or change this methodology in a manner that may affect the amount payable on the securities at maturity.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (S&P) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones).  These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “DJIASM” is a trademark of Dow Jones. The trademark has been sublicensed for certain purposes by us. The DJIA is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us.

The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the DJIA to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the DJIA is the licensing of the DJIA and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The DJIA is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the securities.  S&P Dow Jones Indices have no obligation to take our needs or the needs of us or holders of the securities into consideration in determining, composing or calculating the DJIA. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the securities. There is no assurance that investment products based on the DJIA will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the securities currently being issued by us, but which may be similar to and competitive with the securities. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the DJIA. It is possible that this trading activity will affect the value of the securities.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE DJIA OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DJIA OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

SPDR® S&P MIDCAP 400® ETF TRUST

We have derived the following information regarding the MDY from publicly available documents published by PDR Services, LLC (the Fund Sponsor for the MDY) and the Underlying Index Sponsor, as applicable. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with the MDY and the MDY will have no obligations with respect to the securities. This pricing supplement relates only to the securities and does not relate to the shares of the MDY or any assets included in the applicable basket component. Neither we nor Wells Fargo Securities, LLC participates in the preparation of the publicly available documents described below. Neither we nor Wells Fargo Securities, LLC has made any due diligence inquiry with respect to the MDY in connection with the offering of the securities. There can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of the MDY have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the MDY could affect the value of the shares of the MDY on the valuation dates and therefore could affect the payment at maturity.

Information provided to or filed with the SEC by the MDY under the Securities Exchange Act of 1934 can be located by reference to their Central Index Keys, or CIKs, 884394, through the SEC’s website at http://www.sec.gov. Additional information about the MDY may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the SPDR website at http://www.spdrs.com. We have not independently verified the accuracy or completeness of such information. Information contained in the SPDR’s website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The MDY seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P MidCap 400® Index. To maintain the correspondence between the composition and weightings of stocks held by the MDY and component stocks of the S&P MidCap 400® Index, the MDY adjusts its holdings from time to time to conform to periodic changes in the identity and/or relative weightings of the index securities.  The MDY utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the underlying index, and will invest in all of the securities which comprise the underlying index.

All disclosures contained in this pricing supplement regarding the S&P MidCap 400® Index, including, without limitation, its make up, methods of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P Dow Jones Indices, LLC. S&P Dow Jones Indices, LLC, which owns the copyright and all other rights to the S&P MidCap 400® Index, has no obligation to continue to publish, and may discontinue publication of, the S&P MidCap 400® Index.

The S&P MidCap 400® Index

The S&P MidCap 400® Index is intended to provide a benchmark for the performance of publicly traded mid-sized U.S. companies and represents approximately 7% of the U.S. equities markets. The S&P MidCap 400® Index tracks the stock price movement of 400 companies with mid-sized market capitalizations, ranging from less than US$0.5 billion to over US$12.00 billion. The calculation of the level of the S&P MidCap 400® Index is based on the relative value of the aggregate market value of the common stocks of 400 companies as of a particular time compared to the aggregate average market value of the common stocks of 400 similar companies on the base date of June 28, 1991.

S&P Dow Jones Indices, LLC chooses companies for inclusion in the S&P MidCap 400® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the medium capitalization segment of the U.S. equity market. Relevant criteria employed by S&P Dow Jones Indices, LLC include U.S. company status, a market capitalization range between $210 million and $7.06 billion, financial viability, adequate liquidity, and a public float of at least 50%, sector representation, and status as an operating company. Ten main groups of companies comprise the S&P MidCap 400® Index, with the approximate percentage of the market capitalization of the S&P MidCap 400® Index included in each group as of February 28, 2013 indicated in parentheses: Financials (22.92%); Information Technology (15.27%); Industrials (17.74%); Consumer Discretionary (12.53%); Health Care (9.51%); Materials (6.88%); Energy (6.15%); Utilities (5.00%) Consumer Staples (3.52%); and Telecommunication Services (0.48%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the S&P MidCap 400® Index to achieve the objectives stated above.

The S&P MidCap 400® Index is calculated using a base-weighted aggregate methodology. The level of the S&P MidCap 400® Index reflects the total market value of all 400 component stocks relative to the base date of June 28, 1991. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time.

The actual total market value of the component stocks on the base date of June 28, 1991 has been set to an indexed level of 100. This is often indicated by the notation June 28, 1991=100. In practice, the daily calculation of the S&P MidCap 400® Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P MidCap 400® Index, it serves as a link to the original base period level of the S&P MidCap 400® Index. The index divisor keeps the S&P MidCap 400® Index comparable over time and is the manipulation point for all adjustments to the S&P MidCap 400® Index, which is index maintenance.

Computation of the S&P MidCap 400® Index

While S&P Dow Jones Indices LLC currently employs the following methodology to calculate the S&P MidCap 400® Index, no assurance can be given that S&P Dow Jones Indices LLC will not modify or change this methodology in a manner that may affect the Payment at Maturity.

Historically, the market value of any component stock of the S&P MidCap 400® Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P Dow Jones Indices LLC began shifting the S&P MidCap 400® Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P MidCap 400® Index to full float adjustment on September 16, 2005. S&P Dow Jones Indices LLC’s criteria for selecting stocks for the S&P MidCap 400® Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P MidCap 400® Index.

Under float adjustment, the share counts used in calculating the S&P MidCap 400® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the S&P MidCap 400® Index.  Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings.  However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.  If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding.  As of September 21, 2012, available float shares are defined as the total shares outstanding less shares held by control holders.  This calculation is subject to a 5% minimum threshold for control blocks.  For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P Dow Jones Indices LLC would assign that company an IWF of 1.00, as no control group meets the 5% threshold.  However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P Dow Jones Indices LLC would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.  For companies with multiple classes of stock, S&P Dow Jones Indices LLC calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P MidCap 400® Index is calculated using a base-weighted aggregate methodology. The level of the S&P MidCap 400® Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the S&P MidCap 400® Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P MidCap 400® Index, it serves as a link to the original base period level of the S&P MidCap 400® Index. The index divisor keeps the S&P MidCap 400® Index comparable over time and is the manipulation point for all adjustments to the S&P MidCap 400® Index, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the S&P MidCap 400® Index, and do not require index divisor adjustments.

To prevent the level of the S&P MidCap 400® Index from changing due to corporate actions, corporate actions which affect the total market value of the S&P MidCap 400® Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the S&P MidCap 400® Index remains constant and does not reflect the corporate actions of individual companies in the S&P MidCap 400® Index. Index divisor adjustments are made after the close of trading and after the calculation of the S&P MidCap 400® Index closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the S&P MidCap 400® Index are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

ISHARES® RUSSELL 2000 INDEX FUND

We have derived the following information regarding the IWM from publicly available documents published by BlackRock Inc. (the Fund Sponsor for the IWM) and the Underlying Index Sponsor, as applicable. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with the IWM and the IWM will have no obligations with respect to the securities. This pricing supplement relates only to the securities and does not relate to the shares of the IWM or any assets included in the applicable basket component. Neither we nor Wells Fargo Securities, LLC participates in the preparation of the publicly available documents described below. Neither we nor Wells Fargo Securities, LLC has made any due diligence inquiry with respect to the IWM in connection with the offering of the securities. There can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of the IWM have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the IWM could affect the value of the shares of the IWM on the valuation dates and therefore could affect the payment at maturity.

Information concerning the IWM filed with the SEC by iShares under the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively. Information provided to or filed with the SEC can be inspected and copied at the public reference facility maintained by the SEC or through the SEC’s website at www.sec.gov. None of this publicly available information is incorporated by reference into this pricing supplement.

“iShares®” and “BlackRock” are registered trademarks of BlackRock. The securities are not sponsored, endorsed, sold, or promoted by BlackRock, or by any of the iShares® Funds. Neither BlackRock nor the iShares® Funds make any representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. Neither BlackRock nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the securities or in connection with our use of information about the Russell 2000® Index or any of the iShares® Funds.

iShares® consists of numerous separate investment portfolios, including the IWM. The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the basket component. The IWM typically earns income from dividends from securities held by the IWM. These amounts, net of expenses and taxes (if applicable), are passed along to the IWM’s shareholders as “ordinary income.” In addition, the IWM Fund realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the securities are linked only to the share price of the IWM, you will not be entitled to receive income, dividend, or capital gain distributions from the IWM or any equivalent payments.

The shares of the IWM trade on the NYSE Arca, Inc. under the symbol “IWM”.

Composition of the iShares® Russell 2000 Index Fund

As of February 28, 2013, the top ten industry sectors in which the IWM had invested were as follows:

Top ten industry sectors

1	Financial Services	23.63%
2	Consumer Discretionary	14.91%
3	Producer Durables	14.40%
4	Technology	13.55%
5	Health Care	12.31%
6	Materials & Processing	7.80%
7	Energy	5.99%
8	Utilities	4.17%
9	Consumer Staples	3.09%
10	Other	0.09%

Russell 2000® Index

We have derived all information contained in this pricing supplement regarding the Russell 2000® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The information reflects the policies of, and is subject to change by, the Russell Investment Group. The Russell Investment Group, which owns the copyright and all other rights to the Russell 2000® Index, has no obligation to continue to publish, and may discontinue publication of, the Russell 2000® Index. None of us, the calculation agent, or any selling agent accepts any responsibility for the calculation, maintenance, or publication of the Russell 2000® Index or any successor index.

The Russell Investment Group began dissemination of the Russell 2000® Index (Bloomberg L.P. index symbol “RTY”) on January 1, 1984 and calculates and publishes the Russell 2000® Index. The Russell 2000® Index was set to 135 as of the close of business on December 31, 1986. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The Russell 2000® Index is determined, comprised, and calculated by the Russell Investment Group without regard to the securities.

Selection of Stocks Comprising the Russell 2000® Index

All companies eligible for inclusion in the Russell 2000® Index must be classified as a U.S. company under the Russell Investment Group’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell Investment Group defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”). Using the HCIs, the Russell Investment Group compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell Investment Group will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. The Russell Investment Group uses the average of two years of assets or revenues data, to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, Russell Investment Group will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange.  BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the Russell 2000® Index must trade on a major U.S. exchange. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion. Companies with a total market capitalization of less than $30 million are not eligible for the Russell 2000® Index. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the Russell 2000® Index.

Royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special-purpose acquisition companies, and limited partnerships are ineligible for inclusion. Preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, and trust receipts are not eligible for inclusion in the Russell 2000® Index.

Annual reconstitution is a process by which the Russell 2000® Index is completely rebuilt. On the last trading day of May, all eligible securities are ranked by their total market capitalization. The largest 4,000 become the Russell 3000E Index, and the other Russell indexes are determined from that set of securities. Reconstitution of the Russell 2000® Index occurs on the last Friday in June or, when the last Friday in June is the 28th, 29th, or 30th, reconstitution occurs on the prior Friday. In addition, Russell adds initial public offerings to the Russell 2000® Index on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

HISTORICAL CLOSING LEVELS OF THE BASKET COMPONENTS

The following tables set forth the published quarterly high, low and quarter end closing levels and prices of each basket component for the period from January 1, 2003 through February 28, 2013. The closing level of each basket component has experienced significant fluctuations during this period.  Any historical upward or downward trend in the closing level of the basket components during any period shown below is not an indication that the closing level or price of that basket component is more or less likely to increase or decrease at any time during the term of the securities. The historical levels of each basket component do not give an indication of its future performance. We cannot provide any assurance that the future performance of the basket components will result in holders of the securities receiving a positive total return on their investment.

We obtained the closing levels of each basket component listed below from Bloomberg, without independent verification. The actual levels of the basket components on the valuation dates may bear little relation to the historical levels shown below.

High, Low and Period-End Closing Levels of the DJIA

Quarter/Period – Start Date	Quarter/Period – End Date	High Closing Level	Low Closing Level	Quarter/Period – End Closing Level

1/1/2003	3/31/2003	8,842.62	7,524.06	7,992.13
4/1/2003	6/30/2003	9,323.02	8,069.86	8,985.44
7/1/2003	9/30/2003	9,659.13	9,036.04	9,275.06
10/1/2003	12/31/2003	10,453.92	9,469.20	10,453.92

1/1/2004	3/31/2004	10,737.70	10,048.23	10,357.70
4/1/2004	6/30/2004	10,570.81	9,906.91	10,435.48
7/1/2004	9/30/2004	10,342.79	9,814.59	10,080.27
10/1/2004	12/31/2004	10,854.54	9,749.99	10,783.01

1/1/2005	3/31/2005	10,940.55	10,368.61	10,503.76
4/1/2005	6/30/2005	10,623.07	10,012.36	10,274.97
7/1/2005	9/30/2005	10,705.55	10,270.68	10,568.70
10/1/2005	12/31/2005	10,931.62	10,215.22	10,717.50

1/1/2006	3/31/2006	11,317.43	10,667.39	11,109.32
4/1/2006	6/30/2006	11,642.65	10,706.14	11,150.22
7/1/2006	9/30/2006	11,718.45	10,739.35	11,679.07
10/1/2006	12/31/2006	12,510.57	11,670.35	12,463.15

1/1/2007	3/31/2007	12,786.64	12,050.41	12,354.35
4/1/2007	6/30/2007	13,676.32	12,382.30	13,408.62
7/2/2007	9/30/2007	14,000.41	12,845.78	13,895.63
10/1/2007	12/31/2007	14,164.53	12,743.44	13,264.82

1/1/2008	3/31/2008	13,056.72	11,740.15	12,262.89
4/1/2008	6/30/2008	13,058.20	11,346.51	11,350.01
7/1/2008	9/30/2008	11,782.35	10,365.45	10,850.66
10/1/2008	12/31/2008	10,831.07	7,552.29	8,776.39

1/1/2009	3/31/2009	9,034.69	6,547.05	7,608.92
4/1/2009	6/30/2009	8,799.26	7,761.60	8,447.00
7/1/2009	9/30/2009	9,829.87	8,146.52	9,712.28
10/1/2009	12/31/2009	10,548.51	9,487.67	10,428.05

1/1/2010	3/31/2010	10,907.42	9,908.39	10,856.63
4/1/2010	6/30/2010	11,205.03	9,774.02	9,774.02
7/1/2010	9/30/2010	10,860.26	9,686.48	10,788.05
10/1/2010	12/31/2010	11,585.38	10,751.27	11,577.51

1/1/2011	3/31/2011	12,391.25	11,613.30	12,319.73
4/1/2011	6/30/2011	12,810.54	11,897.27	12,414.34
7/1/2011	9/30/2011	12,724.41	10,719.94	10,913.38
10/1/2011	12/31/2011	12,294.00	10,655.30	12,217.56

1/1/2012	3/31/2012	13,252.76	12,359.92	13,212.04
4/1/2012	6/30/2012	13,279.32	12,101.46	12,880.09
7/1/2012	9/28/2012	13,596.93	12,573.27	13,437.13
10/1/2012	12/31/2012	13,610.15	12,542.38	13,104.14

1/1/2013	2/28/2013	14,075.37	13,328.85	14,054.49

High, Low and Period-End Closing Levels of the MDY

Quarter/Period – Start Date	Quarter/Period – End Date	High Closing Level	Low Closing Level	Quarter/Period – End Closing Level

1/1/2003	3/31/2003	81.96	70.90	75.13
4/1/2003	6/30/2003	90.23	75.24	87.87
7/1/2003	9/30/2003	97.53	88.19	93.73
10/1/2003	12/31/2003	106.15	95.45	105.50

1/1/2004	3/31/2004	113.02	105.58	110.33
4/1/2004	6/30/2004	112.95	103.00	111.10
7/1/2004	9/30/2004	109.75	100.71	108.46
10/1/2004	12/31/2004	121.26	106.80	121.22

1/1/2005	3/31/2005	124.96	115.45	120.44
4/1/2005	6/30/2005	126.78	114.74	125.10
7/1/2005	9/30/2005	132.42	126.09	130.90
10/1/2005	12/31/2005	137.26	122.40	134.68

1/1/2006	3/31/2006	144.76	136.79	144.76
4/1/2006	6/30/2006	149.07	130.85	139.40
7/1/2006	9/30/2006	140.62	129.97	137.60
10/1/2006	12/31/2006	149.92	136.24	146.38

1/1/2007	3/31/2007	158.46	145.43	154.51
4/1/2007	6/30/2007	168.36	154.89	162.98
7/2/2007	9/30/2007	167.97	149.51	161.00
10/1/2007	12/31/2007	166.65	148.94	155.01

1/1/2008	3/31/2008	154.18	135.77	141.27
4/1/2008	6/30/2008	163.31	145.13	148.76
7/1/2008	9/30/2008	149.99	127.11	131.83
10/1/2008	12/31/2008	131.03	76.20	97.18

1/1/2009	3/31/2009	101.54	73.63	88.65
4/1/2009	6/30/2009	109.15	89.82	105.31
7/1/2009	9/30/2009	128.56	99.39	125.28
10/1/2009	12/31/2009	134.20	119.54	131.76

1/1/2010	3/31/2010	145.22	125.76	143.16
4/1/2010	6/30/2010	154.03	129.16	129.16
7/1/2010	9/30/2010	145.59	126.93	145.59
10/1/2010	12/31/2010	165.71	144.46	164.68

1/1/2011	3/31/2011	179.55	165.05	179.55
4/1/2011	6/30/2011	184.61	169.01	177.40
7/1/2011	9/30/2011	183.58	140.96	142.13
10/1/2011	12/31/2011	166.06	135.39	159.54

1/1/2012	3/31/2012	182.84	160.84	180.67
4/1/2012	6/30/2012	182.28	162.51	171.30
7/1/2012	9/28/2012	187.35	166.37	179.92
10/1/2012	12/31/2012	188.05	172.52	185.71

1/1/2013	2/28/2013	204.44	190.72	200.51

High, Low and Period-End Closing Levels of the IWM

Quarter/Period – Start Date	Quarter/Period – End Date	High Closing Level	Low Closing Level	Quarter/Period – End Closing Level

1/1/2003	3/31/2003	39.67	34.42	36.30
4/1/2003	6/30/2003	45.64	36.66	44.29
7/1/2003	9/30/2003	51.86	44.76	48.48
10/1/2003	12/31/2003	56.21	49.77	55.34

1/1/2004	3/31/2004	59.94	55.75	58.77
4/1/2004	6/30/2004	60.39	53.41	58.88
7/1/2004	9/30/2004	58.09	51.56	56.94
10/1/2004	12/31/2004	65.04	56.30	64.86

1/1/2005	3/31/2005	64.35	60.22	61.00
4/1/2005	6/30/2005	64.08	56.96	63.58
7/1/2005	9/30/2005	68.40	64.00	66.36
10/1/2005	12/31/2005	68.86	61.62	66.73

1/1/2006	3/31/2006	75.97	68.03	75.97
4/1/2006	6/30/2006	77.58	66.69	71.66
7/1/2006	9/30/2006	73.26	66.70	71.96
10/1/2006	12/31/2006	79.35	71.26	78.05

1/1/2007	3/31/2007	82.39	75.17	79.51
4/1/2007	6/30/2007	84.79	79.75	82.96
7/2/2007	9/30/2007	85.74	75.20	80.04
10/1/2007	12/31/2007	84.18	73.02	75.92

1/1/2008	3/31/2008	75.12	64.30	68.51
4/1/2008	6/30/2008	76.17	68.47	69.03
7/1/2008	9/30/2008	75.20	65.50	68.39
10/1/2008	12/31/2008	67.02	38.58	49.27

1/1/2009	3/31/2009	51.27	34.36	41.94
4/1/2009	6/30/2009	53.19	42.82	50.96
7/1/2009	9/30/2009	62.02	47.87	60.23
10/1/2009	12/31/2009	63.36	56.22	62.26

1/1/2010	3/31/2010	69.25	58.68	67.81
4/1/2010	6/30/2010	74.14	61.08	61.08
7/1/2010	9/30/2010	67.67	59.04	67.47
10/1/2010	12/31/2010	79.22	66.94	78.23

1/1/2011	3/31/2011	84.17	77.18	84.17
4/1/2011	6/30/2011	86.37	77.77	82.80
7/1/2011	9/30/2011	85.65	64.25	64.25
10/1/2011	12/31/2011	76.45	60.97	73.69

1/1/2012	3/31/2012	84.41	74.56	82.85
4/1/2012	6/30/2012	83.79	73.64	79.65
7/1/2012	9/28/2012	86.40	76.68	83.46
10/1/2012	12/31/2012	84.69	76.88	84.29

1/1/2013	2/28/2013	92.55	86.65	90.46

SUPPLEMENTAL DISCUSSION OF CANADIAN FEDERAL INCOME TAX CONSEQUENCES

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

In the opinion of Norton Rose Canada LLP, our Canadian tax counsel, interest on a security (including amounts deemed for purposes of the Income Tax Act (Canada) (ITA) to be interest), that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder will not be subject to Canadian non-resident withholding tax, except in the circumstances described under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.  If the Basket could be viewed as a proxy for the profit of Royal Bank of Canada, any interest paid or credited or deemed to be paid or credited on a security may be subject to Canadian non-resident withholding tax.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement is a general description of the material U.S. tax considerations relating to the securities. It does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the securities and receiving payments of interest, principal and/or other amounts under the securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The following section supplements the discussions of U.S. federal income taxation in the accompanying prospectus under “Tax Consequences – United States Taxation” and prospectus supplement under “Certain Income Tax Consequences – United States Taxation” with respect to U.S. holders (as defined in the accompanying prospectus).  Except as otherwise noted under “Non-U.S. Holders” and “Foreign Account Tax Compliance Act” below, it applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

We intend to treat any interest with respect to the securities, as determined for U.S. federal income tax purposes, as from sources within the U.S.

We will not attempt to ascertain whether the issuer of any of the underlying stocks (including underlying stocks included in the basket components) would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the Code), or a “United States real property holding corporation” within the meaning of Section 897 of the Code. If the issuer of one or more of such underlying stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC by the issuers of the underlying stocks (including underlying stocks included in the basket components) and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, the securities will be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the securities, and applying the rules similar to those for accruing original issue discount  (OID) on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the securities (the comparable yield) and then determining a projected payment schedule as of the issue date that would produce the comparable yield. A projected payment schedule with respect to a security generally is a series of projected payments, the amount and timing of which would produce a yield to maturity on that security equal to the comparable yield. The projected payment schedule for the securities will consist of a single projected payment at maturity. These rules will generally have the effect of requiring you to include amounts as income in respect of the securities prior to your receipt of cash attributable to that income.

The amount of interest that you will be required to include in income during each accrual period for the securities will equal the product of the adjusted issue price for the securities at the beginning of the accrual period and the comparable yield for the securities for such period. The adjusted issue price of the securities will equal the securities’ original offering price plus any interest deemed to be accrued on the securities (under the rules governing contingent payment debt instruments).

To obtain the comparable yield and projected payment schedule for the securities, you should call RBC Capital Markets, LLC toll free at (866) 609-6009. You are required to use such comparable yield and projected payment schedule in determining your interest accruals in respect of your securities, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the securities, and we make no representations regarding the amount of the contingent payment with respect to the securities.

If you purchase the securities for an amount that differs from the securities’ adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for your securities and their adjusted price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly.

If you purchase the securities for an amount that is less than the adjusted issue price of the securities, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize on the maturity of the securities to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If you purchase the securities for an amount that is greater than the adjusted issue price of the securities, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize on the maturity of the securities to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the securities at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

If the contingent payment on the securities becomes fixed (which for this purpose means that any remaining contingencies are incidental or remote) on a day that is more than 6 months before the payment is due, applicable U.S. Treasury Department regulations provide that you should make adjustments to the prior and future interest inclusions in respect of your securities over the remaining term for the securities in a reasonable manner. You should consult your tax advisor as to what would be a “reasonable manner” in your particular situation.

You will recognize gain or loss on the sale, exchange or maturity of the securities in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the securities. In general, your adjusted basis in the securities will equal the amount you paid for the securities, increased by the amount of interest you previously accrued with respect to the securities (in accordance with the comparable yield for the securities), increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your securities under the rules set forth above.

Any gain you recognize on the sale, exchange or maturity of the securities will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the securities, and thereafter, capital loss. The deductibility of capital losses is limited.

Backup Withholding and Information Reporting

Please see the discussion under “Tax Consequences — United States Taxation — Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your securities.

Non-U.S. Holders

The following discussion applies to non-U.S. holders of the securities. You are a non-U.S. holder if you are a beneficial owner of a security and are for U.S. federal income tax purposes a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

Payments made to a non-U.S. holder, and any gain realized on the sale, exchange or maturity of the securities, generally should be exempt from U.S. federal income and withholding tax, subject to generally applicable exceptions set forth in the rules exempting “portfolio interest” from U.S. withholding tax, provided that (i) the holder complies with applicable certification requirements, which certification may be made on Form W-8BEN (or a substitute or successor form) on which the holder certifies, under penalties of perjury, that the holder is not a U.S. person and provides its name and address, (ii) the payment or gain is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, the holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the securities. In the case of (ii) above, the holder generally should be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S.-source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the securities, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments or deemed payments made on the securities on or after January 1, 2014 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be required to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-U.S. holders may be required to provide certifications prior to, or upon the sale, exchange or settlement of, the securities in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act, enacted on March 18, 2010, will impose a 30% U.S. withholding tax on certain U.S.–source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.–source interest or dividends (Withholdable Payments), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. Account holders subject to such information reporting requirements pursuant to the legislation may include holders of the securities. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

These withholding and reporting requirements will generally apply to payments (or deemed payments) made on the securities after December 31, 2013.  However, this withholding tax will not be imposed on payments pursuant to obligations (such as the securities) outstanding on January 1, 2014.  Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the securities.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to pay the maturity payment amount at maturity of the securities. The initial public offering price of the securities includes the underwriting discount and commission and the structuring and development costs indicated on the cover page of this pricing supplement.

The public offering price of the securities will also include the projected profit that our hedge counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. We have hedged our obligations under the securities through one or more of our affiliates, and we may in the future adjust our hedge.  Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparties’ control, this hedging may result in a profit that is more or less than expected, or could result in a loss.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of the securities will have any rights or interest in our hedging activity or any positions we or any counterparty may take in connection with our hedging activity.

The hedging activity discussed above and the underwriting discount and commission and structuring and development costs may adversely affect the value of the securities from time to time and the maturity payment amount you will receive on the securities at maturity. See “Risk Factors — Hedging transactions may affect the return on the securities”, “— The underwriting discount, the structuring and development costs and certain hedging costs are likely to adversely affect the price at which you can sell your securities” and “— Potential conflicts of interest could arise” for a discussion of these adverse effects.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The securities are being purchased by Wells Fargo Securities, LLC (the agent) as principal, pursuant to a distribution agreement between the agent and us. The agent has agreed to pay certain of our out-of-pocket expenses of the issue of the securities.

From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent will be our swap counterparty for a hedge relating to our obligations under the securities.

In the future, the agent and its affiliates may repurchase and resell the offered securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or otherwise. Wells Fargo Securities, LLC may act as principal or agent in such transactions.

The agent has committed to purchase all of these securities in the initial public offering of the securities if any are purchased.

The agent has offered the securities in part directly to the public at the public offering price set forth on the cover page of this pricing supplement and in part to Wells Fargo Advisors, LLC (WFA) and Wells Fargo Advisors Financial Network, LLC or certain securities dealers at such price less a selling concession of $15.00 per security.

After the initial public offering of the securities is completed, the public offering price and concessions may be changed by the agent.

The underwriting discount and commission and the structuring and development costs total $26.50 per $1,000 principal amount of the securities. In addition to any sales concession paid to WFA, WFA will also receive $0.58 of the structuring and development costs discussed on the cover page of this pricing supplement for each $1,000 of the securities that it sells.

The initial public offering price includes the underwriting discount paid in connection with the initial distribution, the structuring and development costs and the projected profit that our hedge counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. We have hedged our obligations through one or more of our affiliates.  Because hedging our obligations entails risks and may be influenced by market forces beyond the counterparties’ control, such hedging may result in a profit for our hedge counterparty that is more or less than expected, or could result in a loss. See “Use of Proceeds and Hedging” on page PS-44.

Proceeds to be received by Royal Bank of Canada in this offering will be net of the underwriting discount, commission and expenses payable by Royal Bank of Canada.

The securities are new issues of securities with no established trading markets. We have been advised by the agent that the agent or one of its affiliates intends to make a market in the securities. However, the agent and its affiliates are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

Settlement for the securities will be made in immediately available funds. The securities will be in the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the securities is effected through the facilities of such depositary, such trades will be settled in immediately available funds.

Royal Bank of Canada has agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act of 1933.

No action has been or will be taken by Royal Bank of Canada, the agent or any broker-dealer affiliates of either Royal Bank of Canada or the agent that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus and prospectus supplement in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Royal Bank of Canada, the agent or any broker-dealer affiliates of either Royal Bank of Canada or the agent.

For the following jurisdictions, please note specifically:

Argentina

Royal Bank of Canada U.S. Medium-Term Notes program and the related offer of securities and the sale of securities under the terms and conditions provided herein does not constitute a public offering in Argentina. Consequently, no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor has any listing authorization of the securities been requested on any stock market in Argentina.

Brazil

The securities may not be offered or sold to the public in Brazil. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus have not been submitted to the Comissão de Valores Mobiliáros for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

Chile

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from Chile except in circumstances that will result in compliance with any applicable Chilean laws and regulations.

Mexico

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Paraguay

This is a private and personal offering. The securities offered have not been approved by or registered with the National Securities Commission (Comisión Nacional de Valores) and are not part of a public offering as defined by the Paraguayan Securities Law. The information contained herein is for informational and marketing purposes only and should not be taken as an investment advice.

Taiwan

The securities may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan.

VALIDITY OF THE SECURITIES

In the opinion of Norton Rose Canada LLP, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the securities have been duly executed, authenticated and issued in accordance with the Indenture, the securities will be validly issued and, to the extent validity of the securities is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 6, 2012, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on March 6, 2012.

In the opinion of Morrison & Foerster LLP, when the securities have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the securities will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated March 6, 2012, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated March 6, 2012.